Exhibit 99.1

Karat Packaging Reports 2021 Second Quarter Financial Results

Net Sales Advance 11.6 Percent Over Prior Year

and 69.4 Percent, Excluding Last Year’s Sales of PPE-Related Products

CHINO, Calif, August 12, 2021 – Karat Packaging Inc. (Nasdaq: KRT), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its 2021 second quarter ended June 30, 2021.

Second Quarter 2021 and Recent Highlights

▪	Net sales of $94.5 million, up 11.6 percent from same period last year.
▪	Net sales, excluding personal protective equipment (PPE) sales, rose 69 percent over prior year period.
▪	Gross profit of $28.1 million, compared with $28.9 million a year ago and $21.6 million in the preceding first quarter
▪	Gross margin of 29.7 percent versus 34.1 percent in the same period last year, and 28.6 percent in the 2021 first quarter.
▪	Acquired a warehouse building and added a distribution facility in South Carolina.

Third Quarter 2021 Outlook

▪	Net sales expected to increase to $100 million to $102 million.

Alan Yu, chief executive officer, said, “Results for the 2021 second quarter continued to reflect strong demand, as well as our nimbleness as a supplier of customized solutions and our ability to provide new products to a diverse and expanding customer base. Sales exceeded expectations and increased at a double-digit pace, paced by our national, online and distributors channels. Excluding PPE products that we primarily sold in last year’s second quarter during the height of the COVID-19 pandemic, top-line growth was nearly 70 percent.

“The strong increase in sales was partially offset by freight, material and shipping costs that continued to rise throughout the globe during the second quarter. We quickly and proactively were able to increase prices to pass on these higher costs and protect our margins; as a result, our gross margin improved 110 basis points sequentially.

“Market trends remain favorable and are continuing, as more restaurants and foodservice outlets open. As a result, we’re currently targeting net sales to be in the range of $100 million to $102 million for the third quarter. In addition, expected growth in our high-margin online channel and our efforts to pass on higher freight and shipping costs gives us confidence in our ability to improve gross margin, compared to the first and second quarters of 2021.” Mr. Yu added.

Second Quarter 2021 Financial Results

Net sales for the 2021 second quarter increased 11.6 percent to $94.5 million, from $84.7 million in the same period last year. The increase primarily was driven by greater product penetration with existing customers, as well as new customers added in the quarter.

Net sales excluding PPE products, which carry higher margins, increased 69.4 percent to $93.9 million, from $55.4 million in the same period last year. Sales through Karat’s national, distributors and online channels increased significantly.

Gross profit for the 2021 second quarter decreased slightly to $28.1 million, from $28.9 million for the same period last year, primarily reflecting the increase in freight and material costs, as well as the decline in high-margin PPE products, partially offset by higher sales.

Gross margin was 29.7 percent in the 2021 second quarter, compared with 34.1 percent in the same period last year. Gross margin in the 2021 first quarter was 28.6 percent.

Operating expenses for the 2021 second quarter totaled $21.2 million, a 47.4 percent increase from $14.4 million in last year’s second quarter, when Karat was still a privately owned company. The increase was primarily due to higher shipping costs, payroll expenses associated with workforce expansion, an increase in facility costs and higher professional fees. Operating expenses for the 2021 first quarter were $17.9 million.

Operating income in the second quarter of 2021 was $6.9 million, or 7.3 percent of net sales, compared with $14.5 million, or 17.1 percent of net sales, in the same period last year. Operating income in the first quarter of 2021 was $3.8 million, or 5.0 percent of net sales.

Other income totaled $4.0 million in the 2021 second quarter, compared with other expense of approximately $737,000 in the same period last year. The increase primarily reflects a gain of $5 million in the 2021 second quarter resulting from forgiveness of the company’s Paycheck Protection Program loan that was received in 2020 as part of the Coronavirus Aid, Relief and Economic Security Act. Other income in the 2021 first quarter was approximately $465,000.

Net income was $9.3 million in the 2021 second quarter, compared with $9.9 million in the same period last year. Net income margin was 9.9 percent in the second quarter, compared with 11.7 percent a year ago. Net income was $3.1 million, and net income margin was 4.0 percent in the 2021 first quarter.

Net income attributable to Karat Packaging for the 2021 second quarter was $9.6 million, or $0.50 per diluted share, compared with $10.1 million, or $0.65 per diluted share a year ago, and $1.8 million, or $0.12 per diluted share in the 2021 first quarter.

Adjusted EBITDA totaled $10.1 million in the 2021 second quarter, compared with $16.5 million in the same period last year, and $6.8 million in the 2021 first quarter. Adjusted EBITDA margin was 10.7 percent of net sales, compared with 19.4 percent in the 2020 second quarter, and 9.0 percent in the 2021 first quarter. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Reconciliations of GAAP to non-GAAP results are provided in the tables following this press release.

Net cash used in operating activities totaled $2.2 million in the 2021 second quarter, compared with net cash provided by operating activities of $7.2 million in the same period last year. The decrease primarily reflects working capital activity.

Six-Month 2021 Financial Results

Net sales in the first six months of 2021 increased 14.4 percent to $170.2 million, from $148.8 million in the same period last year.

Gross profit rose 6.3 percent to $49.7 million in the first half of 2021, from $46.8 million in the same period last year. Gross margin was 29.2 percent in the first six months of 2021, compared with 31.4 percent in the same period last year.

Operating expenses were $39.1 million in the 2021 year-to-date period, an increase of 38.6 percent, compared with $28.2 million in the same period last year.

Operating income was $10.6 million in the first six months of 2021, or 6.3 percent of net sales, compared with $18.6 million, or 12.5 percent of net sales, in the same period last year.

Other income totaled $4.5 million in the first half of 2021, compared with other expense of $4.1 million in the same period last year. Other income in the 2021 year-to-date period primarily reflects the $5 million gain on PPP loan debt forgiveness recorded in the second quarter. Other expense in the first six months of 2020 primarily reflects a loss of $2.3 million on interest rate swap positions.

Net income advanced to $12.4 million for the first six months of 2021, from $10.5 million in the same period last year. Net income margin rose to 7.3 percent in the first six months of 2021, from 7.1 percent in the same period last year. Net income attributable to Karat Packaging was $11.4 million, or $0.66 per diluted share, in the first six months of 2021, compared with $12.5 million, or $0.81 per diluted share, in the same period last year.

Adjusted EBITDA totaled $16.9 million in the first six months of 2021, compared with $22.4 million in the same period last year. Adjusted EBITDA margin was 9.9 percent in the 2021 year-to-date period, compared with 15.1 percent in the same period last year.

Net cash provided by operating activities totaled $2.3 million in the first six months of 2021, compared with $8.7 million in the same period last year. The decrease primarily reflects working capital activity.

Investor Conference Call

The Company will host an investor conference call today, August 12, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2021 second quarter results.

Phone:	877-270-2148 (domestic); 412-902-6510 (international)
Replay:	Accessible through August 19, 2021; 877-344-7529 (domestic); 412-317-0088 (international); replay access code 10159062
Webcast:	Accessible at http://investor.karatpackaging.com/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including, but not limited to the sales forecast for the 2021 third quarter, are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s registration statement for the initial public offering filed with the SEC on April 14, 2021. Copies are available on the SEC’s website at www.sec.gov. Karat Packaging undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin Sfetcu/Roger Pondel

310-279-5980

karat@pondel.com

# # #

(tables follow)

KARAT PACKAGING INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$94,526,000	$84,737,000	$170,199,000	$148,820,000
Cost of goods sold	66,428,000	55,830,000	120,475,000	102,022,000
Gross profit	28,098,000	28,907,000	49,724,000	46,798,000

Operating expenses:
Selling expense	7,771,000	5,428,000	14,171,000	10,129,000
General and administrative expense (including $0.7 million and $0.5 million associated with variable interest entity for the three-months ended June 30, 2021 and 2020, respectively; and $1.3 million and $0.6 million for the six-months ended June 30, 2021 and 2020, respectively, associated with variable interest entity)	13,457,000	8,969,000	24,912,000	18,071,000
Total operating expenses	21,228,000	14,397,000	39,083,000	28,200,000
Operating income	6,870,000	14,510,000	10,641,000	18,598,000

Other income (expense)
Rental income (including $0.2 million and $0 associated with variable interest entity for the three-months ended June 30, 2021 and 2020, respectively; and $0.5 million and $0 for the six-months ended June 30, 2021 and 2020, respectively, associated with variable interest entity)	246,000	-	492,000	-
Other income	16,000	28,000	122,000	54,000
Loss on foreign currency transactions	(119,000)	(68,000)	(284,000)	(109,000)
Gain on sale of asset	-	8,000	-	8,000
Interest income (expense) (including $1.6 million interest income and $0.2 million interest expense associated with variable interest entity for the three-months ended June 30, 2021 and 2020, respectively; and $0.8 million and $2.6 million for the six-months ended June 30, 2021 and 2020, respectively, associated with variable interest entity)	(1,128,000)	(705,000)	(850,000)	(4,011,000)
Gain on forgiveness of debt	5,000,000	-	5,000,000	-
Total other income (expense)	4,015,000	(737,000)	4,480,000	(4,058,000)
Income before provision for income tax	10,885,000	13,773,000	15,121,000	14,540,000

Provision for income tax	1,547,000	3,832,000	2,733,000	4,032,000
Net income	9,338,000	9,941,000	12,388,000	10,508,000

Net income (loss) attributable to noncontrolling interest	(245,000)	(131,000)	1,025,000	(2,015,000)

Net income attributable to Karat Packaging Inc.	$9,583,000	$10,072,000	$11,363,000	$12,523,000

Basic and diluted earnings per share:
Basic	$0.51	$0.66	$0.67	$0.82
Diluted	$0.50	$0.65	$0.66	$0.81

Weighted average common shares outstanding, basic	18,908,648	15,180,879	17,048,160	15,185,440
Weighted average common shares outstanding, diluted	19,025,871	15,451,879	17,165,383	15,456,440

KARAT PACKAGING INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2021	2020
Assets

Current assets
Cash and cash equivalents (including $0.2 million and $0.1 million associated with variable interest entity at June 30, 2021 and December 31, 2020)	$7,682,000	$448,000
Accounts receivable, net of allowance for doubtful accounts of $0.3 million and $0.3 million at June 30, 2021 and December 31, 2020	32,598,000	23,838,000
Inventories	62,248,000	48,961,000
Prepaid expenses and other current assets (including $0.1 million and $0.1 million associated with variable interest entity at June 30, 2021 and December 31, 2020)	3,431,000	6,530,000
Total current assets	105,959000	79,777,000
Property and equipment, net (including $47.2 million and $47.8 million associated with variable interest entity at June 30, 2021 and December 31, 2020, respectively)	92,936,000	95,533,000
Deposits	4,151,000	2,456,000
Goodwill	3,510,000	3,113,000
Intangible assets, net	393,000	-
Deferred tax asset	64,000	64,000
Other assets (including $0 million and $0.1 million associated with variable interest entity at June 30, 2021 and December 31, 2020)	70,000	161,000
Total assets	$207,083,000	$181,104,000

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable (including $0 and $0.6 million associated with variable interest entity at June 30, 2021 and December 31, 2020, respectively)	$24,354,000	$20,069,000
Accrued expenses (including $0.3 million and $0.1 million associated with variable interest entity at June 30, 2021 and December 31, 2020, respectively)	6,584,000	4,959,000
Related party payable	3,608,000	5,038,000
Credit cards payable	125,000	794,000
Line of credit	3,239,000	-
Income taxes payable	-	41,000
Customer deposits (including $0.1 and $0 million associated with variable interest entity at June 30, 2021 and December 31, 2020)	1,209,000	551,000
Capital leases, current portion	307,000	321,000
Long-term debt, current portion (including $0.7 million and $0.7 million associated with variable interest entity at June 30, 2021 and December 31, 2020, respectively)	711,000	11,364,000
Total current liabilities	40,137,000	43,137,000

Deferred tax liability	6,181,000	6,181,000
Line of credit	-	33,169,000
Long-term debt, net of current portion (including $36.3 million and $36.7 million associated with variable interest entity at June 30, 2021 and December 31, 2020, respectively, and debt discount of $0.1 million and $0.1 million associated with variable interest entity at March 31, 2021 and December 31, 2020)	36,343,000	53,410,000
Capital leases, net of current portion	129,000	290,000
Other liabilities (including $3.0 million and $3.9 million associated with variable interest entity at June 30, 2021 and December 31, 2020, respectively)	4,205,000	5,049,000
Total liabilities	86,995,000	141,236,000

Karat Packaging Inc. stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,732,500 shares and 19,709,500 shares issued and outstanding, respectively, at June 30, 2021; 15,190,000 and 15,167,000 shares issued and outstanding, respectively, at December 31, 2020	20,000	15,000
Additional paid in capital	81,808,000	13,981,000
Treasury stock, $0.001 par value, 23,000 and 23,000 shares on June 30, 2021 and December 31, 2020	(248,000)	(248,000)
Retained earnings	30,019,000	18,656,000
Total Karat Packaging Inc. stockholders’ equity	111,599,000	32,404,000
Noncontrolling interest	8,489,000	7,464,000
Total stockholders’ equity	120,088,000	39,868,000
Total liabilities and stockholders’ equity	$207,083,000	$181,104,000

Karat Packaging, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$12,388,000	$10,508,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,943,000	3,869,000
Provision for bad debt	-	98,000
Gain on sales of asset	-	(8,000)
Change in fair value of interest rate swap	(946,000)	2,298,000
Amortization of loan fees	6,000	6,000
Stock-based compensation	240,000	-
(Increase) decrease in operating assets
Accounts receivable	(8,760,000)	(636,000)
Inventories	(13,134,000)	(8,317,000)
Prepaid expenses and other current assets	3,099,000	(598,000)
Due from affiliated companies	-	(741,000)
Deposits	(144,000)	1,762,000
Other assets	91,000	(85,000)
Increase (decrease) in operating liabilities
Accounts payable	4,285,000	(2,783,000)
Accrued expenses	1,625,000	4,752,000
Related party payable	(1,430,000)	(1,174,000)
Credit cards payable	(669,000)	(493,000)
Income taxes payable	(41,000)	-
Customer deposits	658,000	(16,000)
Other liabilities	102,000	301,000
Net cash provided by operating activities	$2,313,000	$8,743,000

Cash flows from investing activities
Purchases of property and equipment	(957,000)	(27,389,000)
Proceeds on disposal of property and equipment	-	12,000
Deposits paid for property and equipment	(2,989,000)	(3,593,000)
Acquisition of Pacific Cup, Inc.	(893,000)	-
Net cash used in investing activities	$(4,839,000)	$(30,970,000)

Cash flows from financing activities
Net proceeds from line of credit	(29,930,000)	3,820,000
Proceeds from long-term debt, net of issuance cost	-	24,540,000
Payments on long-term debt	(27,726,000)	(3,495,000)
Issuance of common stock in connection with our initial public offering, net of issuance costs	67,592,000	-
Dividends paid to shareholders	-	(607,000)
Payments on capital lease obligations	(176,000)	(158,000)
Treasury stock acquired	-	(107,000)
Net cash provided by financing activities	$9,760,000	$23,993,000

Net increase in cash and cash equivalents	7,234,000	1,766,000

Cash and cash equivalents
Beginning of year	$448,000	$802,000
End of year	$7,682,000	$2,568,000

KARAT PACKAGING INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2021	2020	2021	2021	2020
Reconciliation of Adjusted EBITDA:	(in thousands)			(in thousands)
Net sales	$94,526	$84,737	$75,673	$170,199	$148,820
Net income:	$9,338	$9,941	$3,050	$12,388	$10,508
Add (deduct):
Interest expense	1,128	705	(278)	850	4,011
Income tax expense	1,547	3,832	1,186	2,733	4,032
Depreciation and amortization	2,479	1,977	2,464	4,943	3,869
IPO related expenses	601	—	396	997	—
Gain on forgiveness of debt	(5,000)	—	—	(5,000)	—
Gain on sale of asset	—	8	—	—	8
Adjusted EBITDA	$10,093	$16,463	$6,818	$16,911	$22,428
Net income margin	9.9%	11.7%	4.0%	7.3%	7.1%
Adjusted EBITDA margin	10.7%	19.4%	9.0%	9.9%	15.1%

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2021 (in thousands)
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net Sales	$94,526	$—	$—	$94,526

Net income (loss):	$9,583	$(284)	$39	$9,338
Add (deduct):
Interest expense	287	841	—	1,128
Income tax expense	1,547	—	—	1,547
Depreciation and amortization	2,175	304	—	2,479
Gain on forgiveness of debt	(5000)	—	—	(5,000)
IPO related expenses	601	—	—	601
Adjusted EBITDA	$9,193	$861	$39	$10,093

Reconciliation of Adjusted EBITDA by Entity:	Six Months Ended June 30, 2021 (in thousands)
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net Sales	$170,199	$—	$—	$170,199

Net income (loss):	$11,363	$1,185	$(160)	$12,388
Add (deduct):
Interest expense	840	10	—	850
Income tax expense	2,733	—	—	2,733
Depreciation and amortization	4,336	607	—	4,943
Gain on forgiveness of debt	(5000)	—	—	(5,000)
IPO related expenses	997	—	—
Adjusted EBITDA	$15,269	$1,802	$(160)	$16,911

We define net income margin as net income by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Note about Non-GAAP Financial Measures

Karat Packaging uses Adjusted EBITDA and Adjusted EBITDA Margin to measure its financial performance. Adjusted EBITDA and Adjusted EBITDA Margin are supplemental non-GAAP financial measures of operating performance and are not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as alternatives to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to similarly titled measures presented by other companies.

KARAT PACKAGING INC. AND SUBSIDIARIES

NET SALES BY CATEGORY

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
National	$22,310,000	$16,168,000	$40,599,000	$31,666,000
Distributors	50,967,000	44,526,000	90,977,000	78,460,000
Online	13,703,000	11,258,000	25,146,000	17,544,000
Retail	7,546,000	12,785,000	13,477,000	21,150,000
Net Sales	$94,526,000	$84,737,000	$170,199,000	$148,820,000

KARAT PACKAGING INC. AND SUBSIDIARIES

NET SALES EXCLUDING PPE BY CATEGORY

(Unaudited)

	Three Months Ended June 30,
	2021	2020
National	$22,262,000	$15,380,000
Distributors	50,500,000	24,466,000
Online	13,646,000	8,310,000
Retail	7,510,000	7,285,000
Net sales, excluding PPE	$93,918,000	$55,441,000